                                                               EXHIBIT (2)(j)(3)

                       THE SECOND SUPPLEMENTARY AGREEMENT
                          TO THE THAI CUSTODY CONTRACT
                                       OF
                                  THE THAI FUND

THIS SECOND SUPPLEMENTARY AGREEMENT IS MADE AS OF THIS 20TH DAY OF FEBRUARY,
1999 AMONG:

(1)  THE THAI FARMERS BANK PUBLIC COMPANY LIMITED, a company incorporated under the laws of Thailand, whose principal office is at 1 Thai Farmers Lane,
     Ratburana Road, Bangkok 10140, Thailand (the "Custodian");

(2)  THE MUTUAL FUND PUBLIC COMPANY LIMITED, a company incorporated under the laws of Thailand, whose principal office is at 30th-32nd Floor, Lake Rajada
     Building, 193-195 Ratchadaphisek Road, Khlong-Toey, Bangkok 10310, Thailand
     (the "Manager"); and

(3)  THE THAI FUND, INC., a company incorporated under the laws of the State of
     Maryland, United States of America, whose office is c/o The Chase Manhattan
     Bank, 73 Tremont Street, Boston, Massachusetts 02108, United States of
     America (the "Fund")

Whereas the Custodian, the Manager and the Fund have entered into a Thai Custody
Contract dated as of February 17, 1988, as amended by the Supplementary
Agreement to Thai Custody Contract, dated May 30, 1990 (as so amended, the "Thai
Custody Contract") under which the Custodian agreed to act as the custodian for the Thai securities and cash of The Thai Fund (the "Investment Plan"), under the terms and conditions provided therein; and

Whereas the parties believe that it is appropriate to further amend the Thai
Custody Contract in accordance with the terms and conditions set forth herein.

NOW IT IS HEREBY AGREED as follows:

1.   Section 1.2 of the Thai Custody Contract shall be amended to read as follows

     "1.2 Compensation of Custodian.

          Commencing on February 20, 1999, the Custodian shall be entitled to compensation for its services provided hereunder at the rate 1/52 of
          0.08 per cent per week of the Net Asset Value of the Investment Plan
          (included value added tax) as at each Valuation Day accrued weekly and payable in arrears together with out-of-pocket expenses relating to the services of the Custodian. The Custodian shall be paid only upon receipt of Proper Instructions, after delivery to the Fund of a monthly bill for its services hereunder as described in Section 3.2(c)
          hereof; provided, however, that if Chase Global Funds Services Co.
          shall deliver neither Proper Instruction nor objections to such monthly bill to the Custodian within 5 business days after the due date for payment thereof, the Custodian may debit the Plan Assets for the amount of such bill"

2.   Apart from the above amendment, other terms and conditions of the Thai
     Custody Contract shall remain the same.

3.   This Supplementary Agreement shall become into force on the date above written.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

Signed by /s/                                  )
          ---------------------------
for and on behalf of                           )
THE THAI FARMERS BANK PUBLIC COMPANY LIMITED   )
in the presence of:                            )

Signed by /s/                                  )
          ---------------------------
for and on behalf of                           )
THE MUTUAL FUND PUBLIC COMPANY LIMITED         )
in the presence of:                            )

Signed by /s/                                  )
          ---------------------------
for and on behalf of                           )
THE THAI FUND, INC.                            )
in the presence of:                            )

/s/ Stefanie Chang                             )
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